EXHIBIT 99.2

                LASERSCOPE REPORTS FIRST QUARTER 2006 RESULTS

    FIRST QUARTER RESULTS DRIVEN BY RECORD WORLDWIDE GREENLIGHT(TM) DELIVERY
          DEVICES AND LASER SYSTEM SHIPMENTS AND SOLID AESTHETIC SALES

    SAN JOSE, Calif., May 1 /PRNewswire-FirstCall/ -- Laserscope (Nasdaq: LSCP), a leader in the development and commercialization of minimally-invasive medical devices, including medical lasers and advanced fiber-optic delivery devices, today reported its financial results for the first quarter ended March 31, 2006.

    2006 First Quarter Highlights (compared to the prior-year quarter):

    - GreenLight PV(R) fiber optic delivery devices shipped worldwide for PVP increased 29% to 21,006 units from 16,255 units

    - GreenLight PV worldwide laser system installed base grew 71% to 868 units

    -   Total revenues grew 14% to $32.0 million

    -   R&D spending increased 86% to $2.9M

    -   Aesthetic sales increased 23% to $7.6 million

    - Pre-tax income $4.9 million (includes $0.6 million of stock based compensation expense), down from $6.2 million in Q1 2005

    -   Income tax rate of 43%, up from 20% in Q1 2005

    - Diluted EPS of $0.12 (includes expense of $0.6 million pre-tax or $0.02 per share for stock based compensation expense)

    First Quarter 2006 Operating Results

    U.S. sales of GreenLight PV delivery devices were 14,782 units in the first quarter of 2006 compared with 15,221 units in the fourth quarter of 2005 and 11,792 units in the first quarter of 2005. International sales of GreenLight PV delivery devices were 6,224 units compared with 5,461 units in the fourth quarter of 2005 and 4,463 units during the first quarter of the prior year. Sales of aesthetic products totaled $7.6 million in the first quarter of 2006 compared with $6.2 million in the first quarter of 2005.

    Gross margin was 61% in the first quarter of 2006, compared with 62% for the first quarter of 2005 and 59% for the fourth quarter of 2005. Higher average unit prices for aesthetics relative to Q1 of 2005 were offset by higher international urology fiber and system sales as a percentage of total revenues. International sales typically have lower margins than US sales.

    Research and development ("R&D") expenses increased 86% in the first quarter to $2.9 million, or 9% of revenues, from $1.6 million, or 6% of revenues, in the first quarter of 2005. The increase in R&D expense resulted from accelerated new product development and clinical activities focused on the near- and medium-term development of multiple new products and clinical applications in urology and aesthetics. As previously announced, the Company anticipates that full year 2006 R&D spending will increase 50% to 60% over 2005 levels. On May 22nd, 2006, Laserscope will hold a special Investor Forum to discuss these R&D and clinical programs and new product announcements at the American Urological Association Meeting in Atlanta, Georgia.

    Selling, general and administrative ("SG&A") expenses grew approximately 20% to $11.8 million, or 37% of revenues in the first quarter of 2006, compared to $9.9 million, or 35% of revenues in the first quarter of 2005. The increase in SG&A expenses resulted primarily from higher sales, marketing, business development and administrative expenses to support the Company's current and future growth initiatives domestically and internationally.

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    First quarter operating income was $4.7 million, compared with $6.1 million in the first quarter of 2005. First quarter 2006 net income was $2.8 million, or $0.12 per diluted share, compared with net income of $5.0 million, or $0.22 per diluted share, in the same quarter last year, and $5.9 million or $0.26 per fully diluted share for the fourth quarter of 2005. As a result of net operating loss and tax credit carryforwards, the Company's effective tax rate for 2005 was 7.5%. Valuation allowances for these deferred tax assets were released in 2005. Accordingly, the Company anticipates an income tax rate of approximately 43% in 2006. Net income for the first quarter of 2006 includes the impact from the adoption of SFAS No. 123 (revised 2004), "Share- Based Payment" ("SFAS 123(R)") by which the Company recognized pre-tax equity- based compensation expense of $596,000 or $0.02 per diluted share. The Company's effective income tax rate was 43% in the first quarter of 2006.

    Commenting on the first quarter results, Eric Reuter, CEO and President of Laserscope said, "Our international progress exceeded expectations as we continued to make strides in all major international markets, a strong indication that we are indeed making important progress in replacing the Trans Urethral Resection of the Prostate (TURP) procedure with Photoselective Vaporization of the Prostate (PVP) as the worldwide standard of care for Benign Prostaic Hyperplasia (BPH). International market penetration remains an important part of our long-term strategic growth plan. We are on track to begin our clinical studies in Japan, the second largest TURP market outside the US, beginning in the third quarter of 2006 and we continue to expect strong urology revenue growth in the major international markets in 2006 and beyond. Although our domestic urology revenue was more modest than we had expected this quarter, direct accounts showed a strong increase in delivery device usage sequentially with large mobilizing partnerships showing flat to slightly down sequentially. Additionally, some capital equipment purchase processes were delayed as these customers chose to wait for the upcoming American Urological Association meeting before making purchase decisions. As indicated previously, we expect year-over-year revenue and earnings growth to be heavily weighted toward the second half of the year as revenues from our new products pipeline, expanded sales network, recent acquisition, and product cost reduction initiatives take effect."

    "We are continuing to make significant investments in R&D and sales and marketing as part of our commitment to remaining at the forefront of the new technology and product development curve. We are also aggressively pursuing selective strategic acquisitions to augment our existing product and technology portfolio, increase our manufacturing efficiencies, and drive continued revenue and earnings growth. To that end, we are very excited about our acquisition of Innovaquartz Inc., which we announced today and we will discuss in more detail today at our first quarter earnings conference call."

    "We have also continued our efforts to revitalize our aesthetics product line. Although very competitive, this is still a growth market. We continue to work closely with our U.S. distribution partner, Henry Schein, to drive sales in this large and growing market in the US as well as internationally. Our goal is to return this business to market growth rates by the fourth quarter of 2006 by increasing our distribution network of direct sales representatives both domestically and internationally and releasing a series of new products and marketing programs during the balance of 2006 and in 2007. We look forward to giving an overview of our aesthetics product development pipeline at our Investor Forum in May."

    Balance Sheet Summary

    Laserscope's balance sheet remains strong. At March 31, 2006, the Company had no bank borrowings and a cash position of $33.2 million, up from $30.7 million at December 31, 2005. At quarter-end, net accounts receivable was $24.0 million. Days sales outstanding (DSOs) were 67, up slightly from 66 in the fourth quarter of 2005.

    Outlook

    The company continues to expect full year 2006 revenue and fully taxed earnings to increase by 20% to 25% over 2005 levels to $0.72 - $0.75 per share, assuming a 43% tax rate is applied to both 2006 and 2005 pre-tax earnings, and excluding the impact of FAS 123(R) stock compensation expenses in 2006. The Company anticipates that revenue and fully taxed earnings will be larger in the second half of 2006 (approximately 55% to 60% of the full year's total) due to new products we will bring to market as a result of internal R&D and strategic activities.

    Adoption of SFAS 123R

    The results for the first quarter of 2006 include the impact from adoption in 2006 of SFAS 123R that requires expensing of stock options and other share-based payments. The company included in its cost of revenues and operating expenses total share-based compensation expenses of approximately $596,000 ($472,000 net of income tax or $0.02 per diluted share).

    Special Investor Relations Forum Announced

    Laserscope will be holding a special Investor Relations Forum coinciding with the 2006 American Urological Association Meeting on May 22, 2006. At this meeting, Laserscope will be discussing current and future R&D and business development initiatives for our urology and aesthetic product lines as well as unveiling the latest new additions to the Laserscope urology product line. Investors are invited to attend in-person or via a web-cast which will be announced prior to the event. Those planning to attend in person should contact Laserscope's IR representatives as attendance will be limited.

    Management Conference Call

    Management of Laserscope will hold a conference call today, Monday, May 1, 2006 at 8:00am PT / 11:00am ET to discuss results for the 2006 first quarter. To participate in the call, please dial 800-218-0204 (303-262-2050 for international callers) at least five minutes prior to the start time. Investors will also have the opportunity to listen to the conference call live on the Internet through Laserscope's website at http://www.laserscope.com. Investors should go to the website a few minutes early, as it may be necessary to download audio software to access the conference call. A replay of the conference call will be available through Monday, May 8, 2006, by dialing 800- 405-2236 (303-590-3000 for international callers), and entering passcode 11059316. An archive will also be available at Laserscope's website.

    About Laserscope

    Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of minimally-invasive medical products including medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on its web site at http://www.laserscope.com.

    Safe Harbor Statement

    This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by this section. These forward-looking statements include: statements about Laserscope's future profitability and operating results, competition, manufacturing and engineering improvements in our existing products designed to reduce the cost of goods sold, expected benefits resulting from the acquisition of Innovaquartz, Inc., expected continued momentum of Laserscope's business and growth including new product offerings, worldwide adoption rates of the PVP procedure using the GreenLight PV(R) laser system, our ability to compete with similar product offerings and other therapies for the treatment of BPH, market penetration opportunities in international markets such as in Europe and the Asia Pacific region, including Japan, and the relationship with our distribution partner for aesthetic products, Henry Schein, Inc. These statements are subject to a number of risks and uncertainties, including: uncertainties regarding introduction of new technologies competitive to Laserscope's products and the degree to which our current and new products are accepted by customers, which could affect the level of demand for our products; any acquisitions we make, including the acquisition of InnovaQuartz, Inc., may not provide us the expected benefits and could disrupt our business and harm our financial condition, results of operations and cash flows, uncertainties regarding the impact that competitive products and therapies as well as private and public payer reimbursement levels for the PVP procedure could have on the competitiveness of our current pricing programs, which could adversely impact our financial results; our dependence on sole source providers for key components and products; risk of reductions in government and private insurance reimbursement of hospitals and physicians for health care costs, which may negatively impact hospitals and physicians decisions to purchase our products reducing adoption rates and sales growth; risks that we may be unable to protect adequately the integrity, safety and proper use of our disposable fiber optic delivery device with the GreenLight PV(R) laser system, which could result in negative patient outcomes and reduce our disposable delivery device recurring revenue stream; risks that patents and licenses that we hold may be challenged, invalidated or circumvented or that we may become the subject of intellectual property litigation; uncertainties regarding our ability to compete with companies that have significantly greater financial, technical, research and development, manufacturing and marketing resources than we have; and uncertainties that new products will receive regulatory approval in applicable jurisdictions. Actual results may differ materially due to these and other factors. The matters discussed in this press release also involve risks and uncertainties described from time to time in Laserscope's filings with the Securities and Exchange Commission. In particular, see the Risk Factors described in Laserscope's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department at its website at http://www.laserscope.com and at the SEC's website: www.sec.gov. Laserscope assumes no obligation to update the forward-looking information contained in this press release.

                      GreenLight(TM) Delivery Device Sales
                                     (Units)

    2006                       Q1
    -------------            -------
    United States             14,782

    International              6,224

      Total                   21,006

    2005                       Q1          Q2          Q3          Q4         Year
    --------------------   ---------   ---------   ---------   ---------   ---------
    United States             11,792      14,379      12,654      15,221      54,046

    International              4,463       4,712       4,985       5,461      19,621

      Total                   16,255      19,091      17,639      20,682      73,667

                          LASERSCOPE FINANCIAL SUMMARY
                                   (Unaudited)

    Condensed Consolidated Statements of Income

                                                     Three months ended
                                                          March 31,
                                                    ---------------------
    (thousands except per share amounts)               2006        2005
    ---------------------------------------------   ---------   ---------
    Net revenues                                    $  32,009   $  28,177
    Cost of sales (1)                                  12,499      10,577
    Gross margin                                       19,510      17,600
    Operating expenses:
     R&D, clinical and regulatory (1)                   2,949       1,585
     Selling, general and administrative (1)           11,835       9,878
                                                       14,784      11,463

    Operating income                                    4,726       6,137
    Interest income (expense) and other, net              144          79

    Net income before income taxes                      4,870       6,216
    Provision for income taxes (1)                      2,079       1,253

    Net income (1)                                  $   2,791   $   4,963

    Basic net income per share (1)                  $    0.13   $    0.23
    Diluted net income per share (1)                $    0.12   $    0.22

    Shares used in basic per share calculations        22,327      22,009

    Shares used in diluted per share calculations      22,823      22,986

    (1)Includes the following amounts for stock based compensation.

    Cost of sales                                   $     100   $      --
    R&D, clinical and regulatory                          110          --
    Selling, general and administrative                   386          --
      Total                                               596          --
    Provision for income taxes                           (124)         --
      Net income                                    $     472   $      --

    Basic net income per share                      $    0.02   $      --
    Diluted net earnings per share                  $    0.02   $      --

                          LASERSCOPE FINANCIAL SUMMARY
                                   (Unaudited)

    Condensed Consolidated Balance Sheets

                                                    March 31,   December 31,
    ($ in thousands)                                   2006         2005
    ---------------------------------------------   ---------   ------------
    Assets
    Current assets:
     Cash & cash equivalents                        $  33,234   $     30,653
     Accounts receivable, net                          23,972         25,138
     Inventories                                       27,595         27,058
     Prepayments and other current assets              18,461         19,171
    Total current assets                              103,262        102,020
    Property and equipment, net                        10,919          8,663
    Other assets                                        1,060          1,087
    Total assets                                    $ 115,241   $    111,770

    Liabilities and Shareholders' Equity

    Current liabilities                             $  26,203   $     26,973
    Capital leases                                          4              9
    Shareholders' equity                               89,034         84,788
    Total liabilities and shareholders' equity      $ 115,241   $    111,770

        At Laserscope:                    At Financial Relations Board:
         Eric Reuter, President & CEO      Tricia Ross Analyst/Investor Contact
         Derek Bertocci, CFO               (617) 520-7064
         (408) 943-0636

SOURCE  Laserscope
    -0-                             05/01/2006
    /CONTACT: Eric Reuter, President & CEO, or Derek Bertocci, CFO, +1-408-943-0636 both of Laserscope; or At Financial Relations Board:
Analyst/Investor Contact, Tricia Ross, +1-617-520-7064 /
    /Web site:  http://www.laserscope.com /
    (LSCP)